Exhibit 10.45

CLEAR CHANNEL COMMUNICATIONS, INC.

200 East Basse Road

San Antonio, TX 78209

January 20, 2009

Mr. Mark P. Mays

200 East Basse Road

San Antonio, TX 78209

Re: Amendment to Amended and Restated Employment Agreement

Dear Mr. Mays:

This letter memorializes the terms of the agreement (“Amendment”) we have reached to amend the terms of your Amended and Restated Employment Agreement (“Employment Agreement”) with Clear Channel Communications, Inc. (the “Company”), as successor to BT Triple Crown Merger Co., Inc. and CC Media Holdings, Inc. (“Holdings”), effective July 28, 2008. The parties have agreed as follows:

1. Section 5(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

(a) Base Salary and Bonus. During the Employment Period, the Company shall pay Executive a base salary at a rate of not less than $500,000 for calendar year 2009 and, thereafter, not less than $1,000,000 per year (“Base Salary”). Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. The Compensation Committee of the Board of Holdings (the “Compensation Committee”) shall review Executive’s Base Salary for increase (but not decrease) no less frequently than annually and consistent with the executive compensation practices and guidelines of the Company and Holdings. If Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. In addition to Base Salary, Executive shall be eligible to receive an annual bonus (the “Performance Bonus”). Unless the Board of Holdings and Executive mutually agree otherwise, the amount of the Performance Bonus for each year during the Employment Period subsequent to 2008 shall be calculated in accordance with the schedule set forth below.

The Target EBITDA for 2009 and thereafter shall be determined by the Compensation Committee in consultation with management of the Company.

The Target EBITDA for a particular year shall be determined for each year within thirty (30) days following approval of the Company’s budget for such year by the Board of Holdings.

EBITDA, for all purposes of this Agreement, shall be defined as, and shall use the same calculations and methodologies used for determining Consolidated EBITDA as defined by the Credit Agreement among Clear Channel Capital I, LLC, as successor to BT Triple Crown Merger Co., Inc., and Clear Channel Communications, Inc., the Subsidiary Co-Borrowers (as defined by the Credit Agreement), the Foreign Subsidiary Revolving Borrowers (as defined by the Credit Agreement), from time to time a party thereto, Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto dated May 13, 2008 (the “Credit Agreement”), as amended from time to time, except that for purposes of this Amendment, unless otherwise approved by the Compensation Committee and the Board of Holdings, Achieved EBITDA will (i) exclude EBITDA generated from joint venture entities formed after the date hereof to the extent not included in the calculation of Target EBITDA and (ii) include EBITDA that is excluded from Consolidated EBITDA by reason of being generated from discontinued operations. Achieved EBITDA will also be adjusted to take into account any acquisitions or divestitures made during the applicable year, such that Target EBITDA and Achieved EBITDA include the same businesses, assets or operations for the same period, as reasonably determined by the Compensation Committee and the Board of Holdings. The parties intend that Achieved EBITDA be calculated for a particular year in a manner consistent with the assumptions used to develop Target EBITDA for such year and with the full benefit of strategic and operational improvements above and beyond the plan used in developing Target EBITDA, as determined by the Compensation Committee in its reasonable discretion.

At the end of each year, the EBITDA attained shall be calculated by the Chief Accounting Officer of the Company (the “Achieved EBITDA”), subject to the approval of the Compensation Committee.

The Performance Bonus for any year in the Employment Period subsequent to 2008 shall be paid in accordance with the following schedule:

Achieved EBITDA/Target EBITDA (expressed as a percentage)	Performance Bonus
90% or less	$0
100%	$2,000,000
110%	$3,000,000
120% or more	$4,000,000

If the Achieved EBITDA is between 90% and 100% of Target EBITDA, the Performance Bonus shall be an amount between $0 and $2,000,000, pro rata based on the percent of Target EBITDA actually achieved. If the Achieved EBITDA is between 100% and 110% of Target EBITDA, the Performance Bonus shall be an amount between $2,000,000 and $3,000,000, pro rata based on the percent of Target EBITDA actually achieved. If the Achieved EBITDA is between 110% and 120% of Target EBITDA, the Performance Bonus shall be an amount between $3,000,000 and $4,000,000, pro rata based on the percent of Target EBITDA actually achieved.

The Performance Bonus, if any, shall be payable in a single lump sum between January 1 and March 15 of the year following the year for which the Performance Bonus was earned.

2. Section 6(c)(ii) of the Employment Agreement is hereby amended by inserting the phrase “dated as of July 29, 2008 by and among Mergersub, Holdings, Executive and other stockholders of Holdings after the phrase “as defined in the Stockholders Agreement”.

3. Section 8(a)(i) and 8(a)(ii) of the Employment Agreement are hereby amended by inserting the phrase “as defined by Section 5(a) as modified in accordance with the terms of the Amendment to the Employment Agreement except that Base Salary for purposes of this section shall never be less than $1,000,000” after “Base Salary” in each place where the term “Base Salary” appears.

4. All provisions of the Employment Agreement, other than Section 5(a), 6(c)(ii), 8(a)(i) and 8(a)(ii) (which shall be modified in accordance with the terms hereof), shall remain in full force and effect.

5. This letter agreement contains the entire agreement of the parties concerning the subject matter hereof. Neither this Amendment, nor the Employment Agreement it amends, may be modified or waived in any manner other than by an authorized writing of the parties.

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If the foregoing is in accordance with your understanding of our agreement, kindly counter-sign in the space below.

Sincerely, CC Media Holdings, Inc.

By:	/s/ Andrew Levin
	Name:	Andrew Levin
	Title:	Executive Vice President, Chief Legal Officer and Secretary

Clear Channel Communications, Inc.

By:	/s/ Andrew Levin
	Name:	Andrew Levin
	Title:	Executive Vice President, Chief Legal Officer and Secretary

ACCEPTED AND AGREED TO:

/s/ Mark P. Mays

Mark P. Mays

Date: January 20, 2009